Exhibit (j)(i)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated February 27, 2013, relating to the financial statements and financial highlights which appears in the January 31, 2013 Annual Report to Shareholders of SunAmerica Senior Floating Rate Fund Inc., which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights,” “Disclosure of Portfolio Holdings Policies and Procedures” and “Independent Registered Public Accounting Firm” in such Registration Statement.

Houston, Texas

April 29, 2013